UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2021

DRIVEN BRANDS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39898 (Commission File Number)	47-3595252 (I.R.S. Employer Identification No.)

440 South Church Street, Suite 700
Charlotte, North Carolina 28202
(Address of principal executive offices) (Zip Code)

(704) 377-8855
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	DRVN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 17, 2021, Driven Holdings, LLC (the “Borrower”), a Delaware limited liability company and indirect wholly-owned subsidiary of Driven Brands Holdings Inc. (the “Company”), entered into a term loan credit facility pursuant to an Incremental Assumption and Amendment Agreement (the “Amendment”) to a Credit Agreement, dated as of May 27, 2021 (the “Existing Credit Agreement”), by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Amendment amends the Credit Agreement to provide for a new term loan credit facility (the “Term Loan Facility”), which has an initial aggregate commitment of $500 million, with loans and other extensions of credit thereunder maturing on December 17, 2028 (the Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”).

Proceeds of borrowings of the Term Loan Facility will be used for general corporate purposes. Borrowings will bear interest at a rate equal to, at the Borrower’s option, either (a) a Eurocurrency rate determined by reference to adjusted London Interbank Offered Rate (“LIBOR”) for the interest period (with a 0.50% floor), plus an applicable margin of 3.00% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate last quoted by the Wall Street Journal as the US prime rate and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case, plus an applicable margin of 2.00%. Starting with the second full calendar quarter after the funding of the Term Loan Facility, the Term Loan Facility will require scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Term Loan Facility, with the balance due at maturity.

The Term Loan Facility shall otherwise have the same terms as the Existing Credit Agreement, which contains certain customary events of default, including in the event of a change of control, and certain covenants and restrictions that limit the Borrower’s and its restricted subsidiaries’ ability to, among other things, incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates. Additionally, the parties to the Amended Credit Agreement continue to have the same obligations set forth in the Existing Credit Agreement, including with respect to guarantees, and substantially all of the assets of the Borrower and guarantors continue to secure the obligations under the Amended Credit Agreement.

If the Borrower fails to perform its obligations under these and other covenants (subject to applicable grace periods), or should any event of default occur, the revolving loan commitments under the Amended Credit Agreement may be terminated and any outstanding borrowings (including the new term loans), together with accrued interest, under the Amended Credit Agreement could be declared immediately due and payable.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which will be filed with the quarterly report on Form 10-Q of the Company.

Item 2.03 Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2021

DRIVEN BRANDS HOLDINGS INC.

By:	/s/ Scott O’Melia
Name:	Scott O’Melia
Title:	Executive Vice President and Secretary